                                                                 Exhibit 4(a)(1)

================================================================================

                                    GUARANTEE
                                   [NW 1989 B]

                          Dated as of November 20, 1998

                                      from

                         NORTHWEST AIRLINES CORPORATION

                           One Boeing 747-451 Aircraft

================================================================================

                         TABLE OF CONTENTS TO GUARANTEE

                                                                            Page

1.    Guarantee ............................................................  2

2.    No Implied Third Party Beneficiaries .................................  4

3.    Waiver; No Set-off; Reinstatement; Subrogation .......................  4

4.    Amendments, Etc ......................................................  5

5.    Payments .............................................................  5

6.    Assignment of Guarantee ..............................................  5

7.    Representations and Warranties .......................................  6

8.    Jurisdictional Matters ...............................................  6

9.    Integration; Counterparts; Successors and Assign; Headings ...........  7

10.   Notices ..............................................................  7

11.   No Waivers ...........................................................  7

12.   Survival .............................................................  7

13.   Severability .........................................................  8

14.   GOVERNING LAW ........................................................  8

15.   Enforcement Expenses .................................................  8

16.   Termination ..........................................................  8

17.   No Guarantee of Secured Certificates .................................  8

                                    GUARANTEE
                                   [NW 1989 B]

            This GUARANTEE [NW 1989 B], dated as of November 20, 1998 (as amended, modified or supplemented from time to time, this "Guarantee"), from NORTHWEST AIRLINES CORPORATION (formerly known as Newbridge Parent Corporation), a Delaware corporation (together with its permitted successors and assigns, the "Guarantor"), to the parties listed in Schedule I hereto (collectively, together with their successors and permitted assigns, the "Parties", and, individually, a "Party").

            WHEREAS, Northwest Airlines, Inc., a Minnesota corporation (the "Lessee"), an indirect wholly-owned subsidiary of the Guarantor, has entered into a Lease Agreement [NW 1989 B], dated as of March 15, 1989, between the Lessee, as lessee, and The First National Bank of Boston, not in its individual capacity but solely as Owner Trustee (as defined therein), except as expressly provided therein (the "Original Owner Trustee"), as lessor, and a Lease Supplement No. 1 [NW 1989 B], dated March 16, 1989 (such Lease Agreement, as so supplemented, the "Original Lease"), relating to one (1) Boeing 747-451 aircraft, together with four (4) Pratt & Whitney Model PW4056 engines (such aircraft and engines, and any substitute Airframe and Engines under the Lease, being collectively referred to herein as the "Aircraft"), pursuant to a Participation Agreement [NW 1989 B], dated as of March 15, 1989 (the "Original Participation Agreement"), among the Lessee, ICA Financial Corporation, as owner participant (the "Original Owner Participant"), and certain other parties; and

            WHEREAS, pursuant to an Assignment and Assumption Agreement dated as of December 19, 1991 by and among the Original Owner Participant, BATCL-1991-II, Inc., as owner participant (the "Owner Participant"), and Bell Atlantic TriCon Leasing Corporation, a Delaware corporation, as parent of the Owner Participant (the "Assignment Agreement"), the Original Owner Participant transferred to the Owner Participant all of its right, title and interest in the Trust Estate, the Aircraft and the Operative Documents, including without limitation the Original Lease; and

            WHEREAS, pursuant to an Instrument of Transfer, Removal, Appointment, Assumption and Acceptance dated May 16, 1996 among the Owner Participant, the Original Owner Trustee and First Security Bank of Utah, National Association (the "Owner Trustee"), the Owner Trustee succeeded to all of the estates, properties, rights, powers, duties and trusts of the Original Owner Trustee as trustee under the Original Trust Agreement and the other Operative Documents to which the Original Owner Trustee was a party; and

            WHEREAS, the Guarantor, the Lessee, the Owner Trustee, the Owner Participant, State Street Bank and Trust Company, as indenture trustee (the "Indenture Trustee"), and certain other parties have entered into a Refunding Agreement [NW 1989 B], dated as of June 3, 1996 (the "Refunding Agreement"), providing for a refinancing as contemplated by Section 17 of the Original Participation Agreement; and execute and deliver this Guarantee; and

            WHEREAS, pursuant to the Refunding Agreement, (a) the Original Participation Agreement was amended (as so amended, the "Participation Agreement"), (b) the Original Lease was amended and restated on June 3, 1996 (as so amended and restated, the "Lease"), (c) the Owner Trustee and the Indenture Trustee entered into the Trust Indenture and Security Agreement [NW 1989 B], together with a Trust Agreement and Indenture Supplement covering the Aircraft (as so supplemented, the "Trust Indenture"), and new secured certificates in four series substantially in the form set forth in Section 2.01 of the Trust Indenture (the "Secured Certificates") were issued, and (d) the Owner Trustee as lessor under the lease (the "Lessor") assigned by way of collateral security certain of its right, title and interest in and to this Guarantee to the Indenture Trustee pursuant the Trust Indenture, as security for the obligations of the Lessor referred to therein; and

            WHEREAS, as of the date of this Guarantee, Newbridge Merger Corporation, a wholly-owned subsidiary of the Guarantor, will merge with and into Old Northwest, with Old Northwest as surviving corporation, in accordance with Section 251(g) of the General Corporation Law of the State of Delaware and pursuant to the Agreement and Plan of Merger, dated as of January 25, 1998 (as amended and restated as of October 30, 1998, the "Merger Agreement") among Old Northwest, the Guarantor and Newbridge Merger Corporation, and thereafter Old Northwest shall be a wholly-owned subsidiary of the Guarantor; and

            WHEREAS, the capitalized terms used herein that are not defined herein are used herein as defined in the Lease;

            NOW, THEREFORE, in consideration for the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

            1.     Guarantee.

            (a) The Guarantor does hereby acknowledge that it is fully aware of the terms and conditions of the Lease, the Participation Agreement and the other Operative Documents and the transactions and the other documents contemplated thereby, and does hereby irrevocably and fully and unconditionally guarantee, as primary obligor and not as surety merely, to the Parties, as their respective interests may appear, the payment by the Lessee of all payment obligations when due under the Lease (including, without limitation, Basic Rent and Supplemental
Rent), the Participation Agreement, the Tax Indemnity Agreement and the other Operative Documents to which the Lessee is a party (such obligations of the Lessee guaranteed hereby being hereinafter referred to, individually, as a "Financial Obligation" and, collectively, as the "Financial Obligations") in accordance with the terms of the Operative Documents, and the timely performance of all other obligations of the Lessee thereunder (individually, a "Nonfinancial Obligation" and, collectively, the "Nonfinancial Obligations" or, collectively with the Financial Obligations, the "Obligations"). The Guarantor does hereby agree that in the event that the Lessee fails to pay any Financial Obligation when due for any reason (including, without limitation, the liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other solar proceedings affecting the status, paid forthwith, upon the receipt of notice from any Party (such notice to be sent to the Lessee (to the extent such Party is not stayed or prevented from doing so by operation of law) and the Guarantor) stating that such Financial Obligation was not paid when due and for five days after the applicable grace period has expired, the amount of such Financial Obligation. The Guarantor hereby agrees that in the event the Lessee fails to perform any Nonfinancial Obligation for any reason (including, without limitation, the liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceedings affecting the status, existence, assets or obligations of, the Lessee, or the disaffirmance with respect to the Lessee of the Lease or the Operative Documents to which the Lessee is a party in any such proceeding) within 10 Business Days after the date on which such Nonfinancial Obligation is required to be performed (for avoidance of doubt, to include any applicable grace period), the Guarantor shall cause such Nonfinancial Obligation to be performed within 10 Business Days following the receipt of notice from any Party (such notice to be sent to the Lessee (to the extent such Party is not stayed or prevented from doing so by operation of law) and the Guarantor) stating that such Nonfinancial Obligation was not performed when so required and that any applicable grace period has expired.

            (b) The obligations of the Guarantor hereunder shall not be, to the fullest extent permitted by law, affected by: the genuineness, validity, regularity or enforceability (or lack thereof) of any of the Lessee's obligations under the Lease or any other Operative Document to which the Lessee is a party, any amendment, waiver or other modification of the Lease or such other Operative Document (except that any such amendment or other modification shall be given effect in determining the obligations of the Guarantor hereunder), or by any substitution, release or exchange of collateral for or other guaranty of any of the Obligations (except to the extent that such substitution, release or exchange is undertaken in accordance with the terms of the Operative Documents) without the consent of the Guarantor, or by any priority or preference to which any other obligations of the Lessee may be entitled over the Lessee's obligations under the Lease and the other Operative Documents to which the Lessee is a party, or by any other circumstance that might otherwise constitute a legal or equitable defense to or discharge of the obligations of a surety or guarantor including, without limitation, any defense arising out of any laws of the United States of America or any State thereof which would excuse, discharge, exempt, modify or delay the due or punctual payment and performance of the obligations of the Guarantor hereunder. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not, to the fullest extent permitted by law, affect the liability of the Guarantor hereunder: (a) the extension of the time for or waiver of, at any time or from time to time, without notice to the Guarantor, the Lessee's performance of or compliance with any of its obligations under the Operative Documents (except that such extension or waiver shall be given effect in determining the obligations of the Guarantor hereunder), (b) any assignment, transfer, sublease or other arrangement by which the Lessee transfers possession or loses change in the ownership of any shares of capital stock of the Lessee.

            (c) This Guarantee is an absolute, present and continuing guaranty of payment and performance and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Lessee any unpaid amounts due or otherwise to enforce performance by the Lessee. The Guarantor specifically agrees, to the fullest extent permitted by law, that it

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shall not be necessary or required, and that the Guarantor shall not be entitled to require, that any Party (i) file suit or proceed to obtain or assert a claim for personal judgment against the Lessee for the Obligations, or (ii) make any effort at collection of the Obligations from the Lessee, or (iii) foreclose against or seek to realize upon any security now or hereafter existing for the Obligations, including the Trust Estate or the Trust Indenture Estate (as such term is defined in the Trust Indenture), or (iv) file suit or proceed to obtain or assert a claim for personal judgment against any other Person liable for the Obligations, or make any effort at collection of the Obligations from any such other Person, or exercise or assert any other right or remedy to which any Party is or many be entitled in connection with the Obligations or any security or other guaranty therefor, or (v) assert or file any claim against the assets of the Lessee or any other guarantor or other Person liable for the Obligations, or any part thereof, before or as a condition of enforcing the liability of the Guarantor under this Guarantee or requiring payment of said Obligations by the Guarantor hereunder, or at any time thereafter.

            (d) The Guarantor agrees, to the fullest extent permitted by law, that, without limiting the generality of this Guarantee, if an Event of Default shall have occurred and be continuing and the Lessor (or any assignee thereof including, without limitation, the Indenture Trustee) shall be prevented by applicable law from exercising its remedies (or any of them) under Section 15 of the Lease, the Lessor (or any assignee thereof, including, without limitation, the Indenture Trustee) shall be, nevertheless, entitled to receive hereunder from the Guarantor, upon demand therefor the sums that would otherwise have been due from the Lessee under the Lease had such remedies been able to be exercised. The Guarantor hereby unconditionally waives, to the fullest extent permitted by law, any requirement that, as a condition precedent to the enforcement of the obligations of the Guarantor hereunder, the Lessee or all or any one or more of any other guarantors of any of the Obligations be joined as parties to any proceedings for the enforcement of any provision of this Guarantee.

            2. No Implied Third Party Beneficiaries. This Guarantee shall not be deemed to create any right in any Person except a Party and shall not be construed in any respect to be a contract in whole or in part for the benefit of any other Person.

            3. Waiver; No Set-off; Reinstatement; Subrogation. The Guarantor waives notice of the acceptance of this Guarantee and of the performance or nonperformance by the Lessee, demand for payment from the Lessee or any other Person, notice of nonpayment or failure to perform on the part of the Lessee, diligence, presentment, protest, dishonor and, to the fullest extent permitted by law, all other demands or notices whatsoever, other than the request for payment hereunder and notice provided for in Section 1 hereof. The obligations of the Guarantor shall be absolute and unconditional and shall remain in full force and effect until satisfaction of all Obligations hereunder and, without limiting the generality of the foregoing, to the extent not prohibited by applicable law, shall not be released, discharged or otherwise affected by the existence of any claims, set-off, defense or other rights that the Guarantor may have at any time and from time to time against any Party, whether in connection herewith or any unrelated transactions. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Financial Obligation is rescinded or must otherwise be returned by any Party upon the insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding with respect to the Lessee or otherwise, all as though such payment had not been made. The Guarantor, by virtue of any payment or performance hereunder to a Party, shall be subrogated to such Party's claim against the Lessee or any other Person relating thereto; provided, however, that the Guarantor shall not be entitled to receive payment from the Lessee in respect of any claim against the Lessee arising from a payment by the Guarantor:

            (a) while an Event of Default shall have occurred and be continuing, in which case no such payment in respect of such a claim by the Guarantor may be made by the Lessee; or

            (b) in the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings relating to the Lessee, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Lessee, whether or not involving insolvency or bankruptcy proceedings, in which case the Obligations shall be paid and performed in full before any payment in respect of a claim by the Guarantor shall be made by or on behalf of the Lessee.

            4. Amendments. Etc. No amendment of or supplement to this Guarantee, or waiver or modification of, or consent under, the terms hereof, shall be effective unless evidenced by an instrument in writing signed by the Guarantor and each Party against whom such amendment, supplement, waiver, modification or consent is to be enforced.

            5. Payments. All payments by the Guarantor hereunder in respect of any Obligation shall be made in Dollars and otherwise as provided in the Lease, the Participation Agreement or any other Operative Document in which such Obligation is contained; provided that the Guarantor consents to all the terms of the Trust Indenture and agrees to make all payments hereunder directly to the Indenture Trustee until such time as the Indenture Trustee shall give notice to the Guarantor that the Lien of the Trust Indenture has been fully discharged and thereafter to the Owner Trustee; provided, further, that the Guarantor shall pay directly to the Lessor, in its individual capacity, or to the Owner Participant or another Party, as the case may be, any amount owing to such Person as Supplemental Rent for indemnities provided in Section 7 of the Participation Agreement or the Tax Indemnity Agreement or otherwise not constituting part of the Trust Indenture Estate (as such term is defined in the Trust Indenture).

            6. Assignment of Guarantee. As and to the extent provided in the Trust Indenture, the Lessor will assign, and create a security interest in, certain of its rights hereunder to and for the benefit of the Indenture Trustee. From and after the execution and delivery of the Trust Indenture, and until receipt by the Guarantor of a written notice from the Indenture Trustee to the effect that the Trust Indenture has been fully satisfied and discharged, no remedy or election hereunder may be exercised by the Lessor or consent given by the Lessor, except by or with the prior written consent of the Indenture Trustee, and the Guarantor will make payment of all amounts hereunder that are assigned to the Indenture Trustee directly to the Indenture Trustee, and such payments shall discharge the obligations of the Guarantor to the Lessor to the extent of such payments.

            7. Representations and Warranties. The Guarantor hereby represents and warrants to the Parties as follows:

            (a) It is a corporation duly organized and validly existing in good standing pursuant to the laws of the State of Delaware. It has all requisite corporate power and authority to own and operate its properties, to carry on its business as presently conducted and to enter into and perform its obligations under this Guarantee.

            (b) No order, license, consent, authorization or approval of, or exemption by, or the giving of notice to, or the registration with or the taking of any other action in respect of, any Federal, state, municipal or other governmental department, bureau, agency or instrumentality, and no filing, recording, publication or registration in any public office or any other place, is now, or under existing law in the future will be, required or necessary on its behalf to authorize the execution, delivery and performance (other than as contemplated by the Operative Documents in the case of the performance of the Non-Financial Obligations) by it of this Guarantee, or for the legality, validity, binding effect or enforceability hereof.

            (c) Neither the execution and delivery of this Guarantee, the performance of its obligations hereunder, nor its consummation of the transactions contemplated hereby, will conflict with or result in any breach of, or constitute a default under, or result in any creation or imposition of any Lien upon any of its property or assets under, any applicable laws or any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it may be bound or to which any of its property or assets may be subject, or its Articles of Incorporation or by-laws.

            (d) The execution, delivery and performance by it of this Guarantee have been duly authorized by all necessary corporate action. This Guarantee has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as enforceability thereof may he limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            8. Jurisdictional Matters. The Guarantor (a) hereby irrevocably submits itself to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and to the non-exclusive jurisdiction of the Supreme Court of State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Guarantee brought by any Party, and (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, to the extent permitted by applicable law, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Guarantee may not be enforced in or by such courts. The Guarantor hereby generally consents to service of process at Cadwalader, Wickershatn & Taft, 100 Maiden Lane, New York, New York 10038 4892,
Attention: Managing Attorney, or such office of the Guarantor in New York City as from time to time may he designated by the Guarantor in writing to the Parties.

            9. Integration; Counterparts; Successors and Assign; Headings. This Guarantee (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Guarantor and the Parties, with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and (c) shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of, and shall be enforceable by, each of the Parties to the fullest extent permitted by applicable laws. The headings in this Guarantee are for purposes of reference only, and shall not limit or otherwise affect the meanings hereof.

            10. Notices. All requests, notices or other communications hereunder shall be in writing, addressed as follows:

            If to the Guarantor:

                         Northwest Airlines Corporation
                         for U.S. Mail: 5101 Northwest Drive (A4010)
                                        St. Paul, Minnesota 55111-3034

                         for overnight courier:
                                        2700 Lone Oak Parkway (A4010)
                                        Eagan, Minnesota 55121

                         Attention: Senior Vice President--Finance
                                      and Treasurer
                                    Telecopy No.: (612) 726-0665

            If to a Party:

                         to the address or telecopy number set forth in or pursuant to the Refunding Agreement.

All requests, notices or other communications shall be given in the manner, and shall be effective at the time and under the terms, set forth in Section 13(b) of the Participation Agreement.

            11. No Waivers. No failure on the part of any Party to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

            12. Survival. All representations and warranties contained herein or made in writing by the Guarantor in connection herewith shall survive the execution and delivery of this Guarantee regardless of any investigation made by any Party or any other Person.


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

            13. Severability. To the fullest extent permitted by applicable law, any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or any provision in any other Operative Document, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            14. GOVERNING LAW. THIS GUARANTEE IS DELIVERED IN, AND SHALL (AND THE RIGHTS AND DUTIES OF THE GUARANTOR AND THE PARTIES SHALL) IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS GUARANTEE SHALL BE DEEMED MADE WHEN DELIVERED IN NEW YORK, NEW YORK.

            15. Enforcement Expenses. The Guarantor agrees to pay to any Party any and all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by such Party in enforcing, or collecting under, this Guarantee.

            16. Termination. Subject to the provisions of Section 3 hereof, this Guarantee shall terminate upon the indefeasible payment and performance in full of all of the Obligations.

            17. No Guarantee of Secured Certificates. This Guarantee relates only to the Obligations described in Section 1 and nothing in this Guarantee shall be deemed to constitute a guarantee of payment of any of the Secured Certificates or shall give rise to any inference that the Lessee or the Guarantor has so guaranteed such payment.

            IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed as of the date first hereinabove set forth.

                                    NORTHWEST AIRLINES CORPORATION


                                    By: /s/ Douglas M. Steenland
                                        ------------------------------------
                                        Name: Douglas M. Steenland
                                        Title: Executive Vice President,
                                               General Counsel and Secretary

                                   SCHEDULE I
                                  TO GUARANTEE
                                   [NW 1989 B]

                                     PARTIES

First Security Bank of Utah, National Association, in its individual capacity and as Owner Trustee

State Street Bank and Trust Company, as Indenture Trustee

BATCL-1991-II,Inc., as Owner Participant